UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
______________________________________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 1, 2013

KADANT INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-11406	52-1762325
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

One Technology Park Drive
Westford, Massachusetts	01886
(Address of Principal Executive Offices)	(Zip Code)

(978) 776-2000
Registrant's telephone number, including area code

Not Applicable
 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

KADANT INC.

Item 1.01  Entry into a Material Definitive Agreement.

(a)     Agreement to Acquire Carmanah Design and Manufacturing Inc.

On November 1, 2013, Kadant Canada Corp. (Kadant Canada), a Nova Scotia unlimited liability corporation and wholly-owned subsidiary of Kadant Inc. (Kadant), entered into a Share Purchase Agreement (Purchase Agreement) with the shareholders (Sellers) of Carmanah Design and Manufacturing Inc. (Carmanah), a corporation organized under the federal laws of Canada, to acquire all the outstanding shares of Carmanah for approximately Canadian dollars (CAD) 54 million, or approximately USD 52 million, subject to a post-closing adjustment. This acquisition closed on November 6, 2013.

Pursuant to the Purchase Agreement, at the closing CAD 7 million was deposited into an escrow fund to secure certain tax, environmental, and other indemnification obligations of the Sellers. The escrow fund, less any claims made, will be released to the sellers in two installments on the 12-month and 18-month anniversaries of the closing.

The foregoing description of the transaction contemplated by the Purchase Agreement does not purport to be a complete statement of the parties' rights under the Purchase Agreement and is qualified in its entirety by reference to the full text of the Purchase Agreement, which will be filed as an exhibit to Kadant's Annual Report on Form 10-K for the fiscal year ended December 28, 2013. A copy of the press release announcing the execution of the Purchase Agreement is filed with this report as Exhibit 99.

(b)     Amendment of Credit Facility

On November 1, 2013, Kadant, a Delaware corporation, entered into a first amendment and limited consent (First Amendment) with the foreign subsidiary borrowers party thereto, the several banks and other financial institutions or entities party thereto, RBS CITIZENS, N.A., as administrative agent, and RBS CITIZENS, N.A., as multicurrency administrative agent. The First Amendment amends the credit agreement dated as of August 3, 2012 by and among Kadant, the foreign subsidiary borrowers from time to time party thereto, the several banks and other financial institutions or entities from time to time party thereto, RBS Citizens, N.A., as administrative agent, and RBS CITIZENS, N.A., as multicurrency administrative agent (Credit Agreement), which originally provided for a five year unsecured revolving credit facility. The First Amendment extends the maturity date of the Credit Agreement to November 1, 2018, adds Kadant Canada as an additional foreign subsidiary borrower to the Credit Agreement, and eliminates the financial covenant in the Credit Agreement limiting Kadant's capital expenditures. In addition, the First Amendment adds Canadian dollars as a currency and the Canadian Dollar Banker's Acceptance Rate as an index for borrowing in Canadian dollars. The First Amendment was entered into in connection with Kadant Canada's acquisition of Carmanah, described above. Under the First Amendment, the lenders agreed to waive certain funding conditions under the Credit Agreement in connection with the closing of the acquisition, which was funded in part with loans under the Credit Agreement.
The foregoing description of the First Amendment does not purport to be a complete statement of the parties' rights thereunder and is qualified in its entirety by reference to the full text of the First Amendment, which will be filed as an exhibit to Kadant's Annual Report on Form 10-K for the fiscal year ended December 28, 2013.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in the Current Report on Form 8-K filed by Kadant with the Securities and Exchange Commission on August 3, 2012, as amended as set forth in Item 1.01 above with respect to the First Amendment, including without limitation the addition of Kadant Canada as a foreign subsidiary borrower under the Credit Agreement, as so amended, is incorporated herein in its entirety.

Item 9.01  Financial Statements and Exhibits.

       (c) Exhibits

       No.      Description

       99     Press Release dated November 1, 2013, announcing the execution of the Purchase Agreement.

KADANT INC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KADANT INC.

Date: November 6, 2013	By	/s/ Thomas M. O'Brien
Thomas M. O'Brien Executive Vice President and Chief Financial Officer